Exhibit 99.1

New Energy Systems Group Reports Second Quarter 2011 Financial Results

•	Anytone® sales recovering after Company takes corrective measures against counterfeiting

SHENZHEN, China, August 15, 2011 /PRNewswire-Asia-SecondCall/ -- New Energy Systems Group (NYSE Amex: NEWN) ("New Energy" or the "Company"), a vertically integrated original design manufacturer and distributor of lithium ion batteries, backup power consumer products and solar panels, today announced financial results for the second quarter ended June 30, 2011.

Second quarter 2011 Financial Highlights

•	Total revenues essentially flat year-over-year at $23.1 million
•	Kim Fai solar panels generated $6.2 million in sales
•	Gross profit increased 5% to $6.5 million
•	Adjusted net income $4.1 million with $0.28 EPS

Mr. Jack Yu, Chairman of New Energy stated, “Like many other electronic brands, counterfeiting of our products has been an unwanted distraction to our operations and  negatively affected sales volumes and margins during the quarter.  We have promptly and aggressively addressed the issue with the authorities, while pinpointing culprits who have subsequently been notified by our attorneys and local authorities. Ultimately, new product development is what stymies counterfeit products and we are confident our continued emphasis on R&D and our ability to launch new Anytone® products with enhanced functionality and designs will reinvigorate consumer and distributor purchases. By acting quickly to address the commercial needs of our distribution base, we have built trust and ensured the integrity of our brand.  We were also pleased with Kim Fai’s results, which are on track for to exceed our original forecast for 2011.”

For the 3 Months Ended June 30
	Q2 2011	Q2 2010	CHANGE
Net Sales	$23.1 million	$23.4 million	-1%
Gross Profit	$6.5 million	$6.1 million	+5%
Net Income	$3.1 million	$3.6 million	-12%
Adjusted Net Income*	$4.1 million	$4.4 million	-9%
GAAP EPS (Diluted)	$0.22	$0.28	-24%
Adjusted EPS (Diluted)*	$0.28	$0.35	-21%

*Adjusted net income and adjusted EPS exclude $0.2 million of non-cash stock-based compensation expenses during Q2 2011 and $0.7 million of amortization expenses.  2011 fully diluted shares on June 30, 2011 were 14.5 million versus 12.6 million in 2010.

Revenues declined 1% year-over-year to $23.1 million for the quarter.  Revenue growth was primarily affected by the Company’s battery sales divisions which include Anytone® battery recharging and remote power consumer products, NewPower battery packs and E’Jenie battery components.   As reported on the Company’s first quarter 2011 conference call, counterfeiting of certain Anytone® products caused a temporary slowdown in sales.  The Company is pleased to report that a combination of legal action and sales efforts with distributor partners to identify counterfeits have gradually restored distributor confidence.  Sales of Anytone® products were down 15% to 670,000 units from 730,000 in the first quarter of 2011.  In July, the Company witnessed an increase in sales as distributors began placing restocking orders.  As of July 31, the Company reported 200,000 units were purchased and anticipates higher figures for August and September.  Anytone® R&D departments are aggressively repacking certain SKU’s with different designs and introducing new models to distributors to further differentiate original, Anytone®-branded products to their distributors and consumers.

Also contributing to the downturn in sales growth in the segment were product line rationalizations in both NewPower and E’Jenie product lines, where legacy products were voluntarily delisted due to margin profiles below the Company’s targets.  While the Company will continue to  service its long-standing customers with these two product categories, management anticipates lower sales in future quarters as it focuses resources on higher margin Anytone®, MeePower® and Kim Fai solar products.

The acquisition of Kim Fai, completed in the fourth quarter of  2010, added approximately $6.2 million of sales in the three months ended June 30, 2011, up 13% from the first quarter of 2011, and 54% compared to the year ago quarter.   Kim Fai sales were most pronounced to municipalities that purchase panels to power street lighting, traffic signals and emergency mobile communication towers.

Gross profit was $6.5 million compared to $6.1 million, a 5% increase compared to the same period last year.  Consolidated gross margin expanded 170 basis points to 28% due to product line rationalizations in NewPower and E’Jenie product segments, Anytone®-branded consumer goods and high-margin Kim Fai solar panels sold as part of government tenders to municipalities.

Operating expenses for the three months ended June 30, 2011 were $2.2 million compared to $1.6 million. The increase was primarily a result of higher sales and marketing expenses and some legal costs to combat counterfeiters.

The Company incurred $0.2 million of non-cash stock-based compensation during the second quarter of 2011 and also recorded $0.7 million of amortization charges in the quarter.  GAAP net income for the quarter was $3.1 million, down 12% from $3.6 million for the three months ended June 30, 2010.  Non-GAAP adjusted earnings exclude non-cash stock based compensation and amortization.  Adjusted net income was $4.1 million and $0.28 in earnings per share based on 14.5 million shares outstanding on June 30, 2011.

For the 6 Months Ended June 30
	1H 2011	1H 2010	CHANGE
Net Sales	$50.2 million	$45.9 million	+9%
Gross Profit	$15.9 million	$12.6 million	+27%
Net Income	$8.6 million	$7.4 million	+17%
Adjusted Net Income*	$10.4 million	$9.1 million	+15%
GAAP EPS (Diluted)	$0.59	$0.58	+2%
Adjusted EPS (Diluted)*	$0.72	$0.72	-

Total net revenue increased 9% in the first six months of 2011 to $50.2 million. Sales were primarily driven by higher unit sales of Anytone® products and Kim Fai solar panels.  Combined, Anytone® and Kim Fai solar sales accounted for 56% of sales in the first half of 2011.

Gross profit increased 27% to $15.9 million, with gross margin of 31.7% compared to 27.4% in the comparable period.

Selling, general and administrative expenses were $4.4 million compared to $3.1 million a year ago. Operating income increased 22% to $11.5 million. Excluding $0.2 million of non-cash stock compensation expenses and $0.7 million of non-cash amortization expenses, adjusted operating income was $12.4 million.

GAAP net income and earnings per diluted share were $8.6 million and $0.59, respectively. Adjusted net income, excluding non-cash expenses, was $10.4 million and adjusted EPS were $0.72 in the first six months of 2011.

Balance Sheet and Cash Flow Summary

As of June 30, 2011, cash and equivalents of the Company stood at $13.2 million, up slightly from $13.1 million as of December 31, 2010. Working capital was approximately $21.7 million at June 30, 2011; accounts receivable was $10.3 million, compared to $11.2 million as of December 31, 2010.  The Company had $0.6 million of debt.  New Energy generated $6.6 million of cash flow from operations during the six months ended June 30, 2011 versus $6.5 million in the same period a year ago. The Company has approximately $9.2 million of unused credit lines.

Conference Call

Management will host a conference call on Tuesday, August 16th, 2011 at 8:00 am ET to discuss the results for the three and six months ended June 30, 2011. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "New Energy Systems Group Second Quarter 2011 Conference Call".

Date:	Tuesday, August 16, 2011
Time:	8:00 am Eastern Time, US
Conference Line Dial-In (U.S.):	+1-877-317-6776
International Dial-In:	+1-412-317-6776
Asia Dial-In:	Northern China: 10-800-712-2304 Southern China: 10-800-120-2304 Hong Kong: 800-962475

Conference ID:	New Energy Second Quarter 2011 Conference Call
Webcast link:	http://webcast.mz-ir.com/publico.aspx?codplataforma=3094

Please dial in at least 10 minutes before the call to ensure timely participation. A playback will be available through August 24, 2011. To listen, please call +1-877-344-7529 within the United States or +1-412-317-0088 if calling internationally. Utilize the pass code 10003229 for the replay.

This call is being webcast by MZ Technologies and can be accessed by clicking on the following link: http://webcast.mz-ir.com/publico.aspx?codplataforma=3094

About New Energy Systems Group

New Energy Systems Group is a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems for mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The company's end-user consumer products are sold under the Anytone® brand in China, and the company has begun expanding its international sales efforts. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy's end-user consumer products, as well as its high powered, light weight lithium ion batteries. In addition to historically strong organic growth, New Energy is expected to benefit from economies of scale, broader distribution, and higher production capacity and higher profit margins. Additional information about the company is available at: www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” “expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2011 (Unaudited)	December 31, 2010 (Restated)

Current assets
Cash and equivalents	$13,245,937	$13,065,008
Accounts receivable	10,251,646	11,192,150
Inventory	4,060,895	2,420,009
Other receivables	603,825	47,249
Due from shareholders	276,838	270,522
Deferred compensation	675,000	675,000

Total current assets	29,114,141	27,669,938

Noncurrent assets
Plant, property & equipment, net	1,090,134	1,134,029
Deferred compensation - noncurrent	760,993	1,098,493
Goodwill	60,858,842	60,555,607
Intangible assets, net	18,519,039	19,969,021

Total noncurrent assets	81,229,008	82,757,150

Total assets	$110,343,149	$110,427,088

Current liabilities
Accounts payable	$4,289,874	$6,655,592
Accrued expenses and other payables	903,032	1,127,133
Payable for Kimfai acquisition	-	6,325,985
Taxes payable	1,633,462	1,553,206
Loan payable to related party	556,277	543,585

Total current liabilities	7,382,645	16,205,501

Deferred tax liability	4,461,382	4,798,822

Total Liabilities	11,844,027	21,004,323

Stockholders' equity
Preferred stock, $.001 par value, 2,553,030 shares authorized and issued; 0 and 2,553,030 outstanding as of June 30, 2011 and December 31, 2010, respectively	-	2,553
Common stock, $.001 par value, 140,000,000 shares authorized, 14,551,731 and 14,278,928 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	14,552	14,279
Additional paid in capital	74,150,126	74,040,307
Statutory reserves	2,323,603	2,323,603
Other comprehensive income	2,195,732	1,834,341
Retained earnings	19,815,109	11,207,682

Total stockholders' equity	98,499,122	89,422,765

Total liabilities and stockholders' equity	$110,343,149	$110,427,088

NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Six Months Ended June 30,		Three Months Ended June 30,
	2011	2010	2011	2010

Revenue, net
Battery	$35,721,112	$40,330,653	$15,668,721	$20,931,503
Battery shell and cover	2,777,263	5,527,349	1,258,441	2,473,836
Solar panel	11,675,972	-	6,161,054	-
Total revenue	50,174,347	45,858,002	23,088,216	23,405,339

Cost of sales
Battery	23,666,046	29,582,795	10,955,318	15,508,810
Battery shell and cover	2,046,038	3,700,517	992,183	1,747,124
Solar panel	8,553,509	-	4,676,631	-
Total cost of sales	34,265,593	33,283,312	16,624,132	17,255,934

Gross profit	15,908,754	12,574,690	6,464,084	6,149,405

Operating expenses
Selling	751,226	245,816	387,046	119,842
General and administrative	3,607,760	2,834,987	1,852,141	1,460,832
Total operating expenses	4,358,986	3,080,803	2,239,187	1,580,674

Income from operations	11,549,768	9,493,887	4,224,897	4,568,731

Other income (expenses)
Other income (expense)	7,874	7,541	2,495	(746)
Interest income	20,453	45,164	12,420	23,875
Total other income, net	28,327	52,705	14,915	23,129

Income before income taxes	11,578,095	9,546,592	4,239,812	4,591,860

Provision for income taxes	(2,970,668)	(2,195,752)	(1,092,940)	(1,022,886)

Net income	8,607,427	7,350,840	3,146,872	3,568,974

Other comprehensive income
Foreign currency translation	361,391	94,578	246,540	88,139

Comprehensive income	$8,968,818	$7,445,418	$3,393,412	$3,657,113

Net income per share
Basic	$0.60	$0.62	$0.22	$0.30
Diluted	$0.59	$0.58	$0.22	$0.28

Weighted average number of shares outstanding:
Basic	14,294,318	11,863,390	14,302,039	11,863,390
Diluted	14,564,800	12,623,880	14,551,731	12,623,866

NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$8,607,427	$7,350,840
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,544,712	1,520,631
Deferred taxes	(337,440)	(269,495)
Deferred stock compensation	337,500	337,500
Loss on disposal of fixed asset	-	672
Warrants expense	20,038	-
(Increase) / decrease in current assets:
Accounts receivable	1,189,052	(4,139,758)
Inventory	(1,567,548)	(1,182,208)
Prepaid expenses, deposits and other receivables	(549,571)	433,995
Increase/(Decrease) in current liabilities:
Accounts payable	(2,494,328)	1,765,729
Accrued expenses and other payables	(233,546)	52,663
Taxes payable	45,187	613,118

Net cash provided by operating activities	6,561,483	6,483,687

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired in acquisition	-	24,550
Proceeds from sale of property and equipment	-	623
Acquisition of property and equipment	(12,964)	(34,609)

Net cash used in investing activities	(12,964)	(9,436)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of acquisition liability for Subsidiaries	(6,757,273)	(5,000,000)
Cash proceeds from warrant exercise	87,500	-
Repayment to related party	-	(1,362,597)

Net cash used in financing activities	(6,669,773)	(6,362,597)

Effect of exchange rate changes on cash and equivalents	302,183	17,521

Net increase in cash and equivalents	180,929	129,175

Cash and equivalents, beginning of the period	13,065,008	3,651,990

Cash and equivalents, ending of the period	$13,245,937	$3,781,165

SUPPLEMENTAL DISCLOSURES:

Cash paid during the period for:

Income taxes	$3,464,408	$1,864,696

Interest	$-	$-

For more information, please contact:

COMPANY

New Energy Systems Group
Ken Lin, VP of Investor Relations
Tel:   +1-917-573-0302
Email: klin1330@hotmail.com

INVESTOR RELATIONS

John Mattio, SVP
HC International, Inc.
Tel: US +1-212-301-7130
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net